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                                                                       EXHIBIT 1

                        THIRD AMENDMENT TO FOURTH AMENDED
                           AND RESTATED LOAN AGREEMENT


        THIS THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN AGREEMENT ("Amendment") is made and entered into as of June 1, 2001 by and among: (a) The Sports Club Company, Inc., a Delaware corporation; Pontius Realty, Inc., a California corporation; The SportsMed Company, Inc., a California corporation; LA/Irvine Sports Clubs, Ltd., a California limited partnership; Talla New York, Inc., a New York corporation; SCC Sports Club, Inc., a Texas corporation; Irvine Sports Club, Inc., a California corporation; SCC Nevada, Inc. f/k/a Green Valley Spectrum Club, Inc.; Sports Club, Inc. of California, a California corporation; SF Sports Club, Inc., a Delaware corporation; Washington D.C. Sports Club, Inc., a Delaware corporation; HFA Services, Inc., a California corporation; and NY Sports Club, Inc., a Delaware corporation (collectively, the "Borrowers"); (b) Comerica Bank-California ("Comerica"), as the Bank; and (c) Comerica Bank-California, as agent (in such capacity, the "Agent") for the banks (the "Banks") that are parties to the Loan Agreement (as defined below), and is made with reference to the following:

        A. Comerica, the Agent and the Borrowers have entered into that certain Fourth Amended and Restated Loan Agreement, dated as of April 1, 1999, and amended pursuant to that certain First Amendment to Loan Agreement (the "First Amendment"), dated as of December 3, 1999 and that certain Second Amendment to Loan Agreement ("Second Amendment") dated as of August 10, 2000 (as amended, as the same may hereafter be amended, modified, extended and/or restated, from time to time, the "Loan Agreement".) Pursuant to the Loan Agreement, the Bank has made certain Loans to the Borrowers and has committed to make additional Loans in the future upon the satisfaction of certain conditions.

        B. As a condition precedent to the effectiveness of this Amendment, each of Rex Licklider, ("Licklider"), an individual, Michael Talla ("Talla"), an individual, and MDP Ventures II, LLC, a New York limited liability company ("MDP", each a "Guarantor" and, collectively, the "Guarantors") shall execute a guaranty in the form of Exhibit B attached hereto, respectively, in favor of the Agent for the benefit of the Banks (the "Guaranty").

        C. The Borrowers, the Agent and the Bank wish to amend the Loan Agreement as more particularly set forth below.

        NOW, THEREFORE, in consideration of the premises and the agreements, conditions and covenants contained herein, the parties hereby agree as follows:

        1. Defined Terms.

                        (a) "Effective Date" shall mean the date on which each of the conditions precedent set forth in Section 5 of this Amendment is satisfied.



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                        (b) All capitalized terms used in this Amendment and not
otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

        2. Amendments to Loan Agreement. Effective as of the Effective Date, the Loan Agreement is hereby amended in the following respects:

                2.1 The following new definitions of "Effective Tangible Net Worth," "Reebok Sports Club," "The Sports Club/61st St. Manhattan,", "The Sports Club/Boston,", "The Sports Club/L.A.," "The Sports Club/Rockefeller Center," "The Sports Club/San Francisco" and "The Sports Club/Washington D.C." are added to Section 1.1 of the Loan Agreement:

                        "Effective Tangible Net Worth" of the Borrowers and their Subsidiaries means, as of any applicable date of determination, the sum of
(a) the consolidated Tangible Net Worth of the Borrowers and their Subsidiaries and (b) the consolidated Subordinated Indebtedness of the Borrowers and their Subsidiaries.

                        "Reebok Sports Club" means the athletic club owned by Talla New York, Inc., a New York corporation, located at 160 Columbus Street, New York, New York.

                        "The Sports Club/61st St. Manhattan" means the athletic club owned by Pontius Realty, Inc., a California corporation, located at 328 E. 61st Street, New York, New York.

                        "The Sports Club/Boston" means the athletic club owned by Washington D.C. Sports Club, Inc., a Delaware corporation, located at 2 Avery Street, Boston, Massachusetts.

                        "The Sports Club/L.A." means the athletic club owned by L.A./Irvine Sports Club, Ltd., a California Limited Partnership, located at 1835 Sepulveda Boulevard, Los Angeles, California.

                        "The Sports Club/Rockefeller Center" means the athletic club owned by Pontius Realty, Inc., a California corporation, located at 45 Rockefeller Plaza, New York, New York.

                        "The Sports Club/San Francisco" means the athletic club owned by SF Sports Club, Inc., a Delaware corporation, located at 747 Market Street, San Francisco, California



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        2.2 Amendment to Effective Tangible Net Worth Covenant.

                        (a) Section 6.13 of the Loan Agreement is hereby amended and restated to read in full as follows:

                        "6.13 Effective Tangible Net Worth. Permit Effective Tangible Net Worth to be less than the amount specified below as of the indicated fiscal quarter-end date of the Borrowers and their Subsidiaries: (i) on June 30, 2001, not less than $51,000,000 (ii) on September 30, 2001, not less than $45,000,000, (iii) on December 31, 2001, not less than $39,000,0000, and
(iv) on March 31, 2002 and as of the end of each fiscal quarter of the Borrowers and their Subsidiaries thereafter, not less than $35,800,000."


                2.3 Amendment to Ratio of Total Unsubordinated Liabilities to Effective Tangible Net Worth Covenant. Section 6.14 of the Loan Agreement is hereby amended and restated to read in full as follows:

                        "6.14 Ratio of Total Unsubordinated Liabilities to Effective Tangible Net Worth. Permit the Ratio of Total Unsubordinated Liabilities to Effective Tangible Net Worth to be greater than the amount specified below as of the indicated fiscal quarter -- end date of the Borrowers and their Subsidiaries: (i) on June 30, 2001, 3.00:1.00; (ii) on September 30, 2001, 3.50:1.00, (iii) on December 31, 2001, 3.75:1.00 and (iv) on March 31,
2002 and as of the end of each fiscal quarter of the Borrowers and their Subsidiaries thereafter, 4.00:1.00."


                2.4 Extension of Maturity Date. The definition of "Maturity Date" is amended and restated to read in full as follows:

                        "Maturity Date" means May 31, 2002, subject to the option of all Banks, in their sole and absolute discretions, following the written request of Borrowers, to be received by Agent no later than sixty (60) days prior to each anniversary of the date of this Agreement, and subject to such terms and conditions as all Banks may require, to extend the Maturity Date for an additional period of one year."


                2.5 Deletion of Minimum Interest Coverage Ratio Covenant.
Section 6.15 of the Loan Agreement is deleted in its entirety.

                2.6 Deletion of Current Ratio Covenant. Section 6.21 of the Loan Agreement is deleted in its entirety.



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                2.7 Minimum EBITDA Covenant. The following new covenant is hereby added at the end of Section 6 of the Loan Agreement:

                        "Section 6.21 Minimum EBITDA. Permit EBITDA to be less than the amount specified below as of the indicated fiscal quarter-end date:

                        (a) for The Sports Club/L.A., The Sports Club/Irvine and Reebok Sports Club/NY on a collective basis, as of the end of the Borrowers' fiscal quarters commencing as of June 30, 2001 through the Maturity Date, $4,675,000;

                        (b) for The Sports Club/Rockefeller Center, The Sports Club/61st St. Manhattan, The Sports Club/Washington D.C., The Sports Club/ San Francisco and The Sports Club/Boston on a collective basis, (i) on June 30, 2001, $-2,500,000 provided that for purposes of this item (i) such amount shall not include EBITDA for each of The Sports Club/Boston and The Sports Club/San Francisco, for the applicable period of determination (ii) on September 30, 2001, $-2,500,000 provided that for purposes of this item (ii) such amount shall not include EBITDA for The Sports Club/San Francisco, for the applicable period of determination (iii) on December 31, 2001, $-3,350,000 and (iv) on March 31, 2002 and as of the end of each fiscal quarter thereafter, not less than $-1,350,000."

For purposes of this Section 6.21, as of the applicable period of determination, EBITDA for each Person set forth in item (a) above shall be the arithmetic average of such Person's EBITDA. The applicable period of determination will be the four (4) full fiscal quarters immediately preceding the date of determination.

                2.8 Amendments to Pricing Grid.

                        (a) Deletion of Applicable Pricing Levels. The definition of "Applicable Pricing Levels" in Section 1.1 of the Loan Agreement is hereby eliminated in its entirety.

                        (b) Amendment of Definition of "Eurodollar Rate Spread". The definition of "Eurodollar Rate Spread" is amended and restated to read in full as follows:

                        "Eurodollar Rate Spread" means the additional component of interest, expressed as a percentage per annum, to be added to the Eurodollar Rate in determining the applicable rate of interest for Eurodollar Loans. The Eurodollar Rate Spread is two and one-quarter percent (2.25%) per annum.

                        (c) Amendment to Compliance Certificates. Section 7.2 of the Loan Agreement is hereby amended to read in full as follows:

                        "7.2 Compliance Certificates. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrowers shall, unless the



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Requisite Banks otherwise consent in writing, deliver to Agent, at Borrowers'
sole expense, not later than 45 days after the end of each fiscal quarter of Borrower, a Certificate of a Responsible Official of a Borrower (a) setting forth computations showing, in detail satisfactory to the Requisite Banks, whether Borrowers and their Subsidiaries were in compliance with their obligations pursuant to Sections 6.8 through 6.17, inclusive; (b) stating that a review of the activities of Borrowers and their Subsidiaries during such fiscal period has been made under supervision of the certifying Responsible Official with a view to determining whether during such fiscal period Borrowers and their Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and either (i) stating that, to the best knowledge of the certifying Responsible Official, during such fiscal period, Borrowers and their Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to them, or (ii) if Borrowers and their Subsidiaries have not performed and observed such covenants and conditions, specifying all such Defaults and their nature and status; (c) stating that the Properties of Borrowers and their Subsidiaries are being maintained and are in reasonable working order and condition, ordinary replacement wear and tear excepted; and
(d) stating that (i) the real property assets of Borrowers are free and clear of all Liens other than the Liens of Agent for the ratable benefit of Banks and the Senior Note Liens, (ii) no real property assets of Borrowers have been sold, assigned, exchanged, transferred, leased or otherwise conveyed or disposed of to any Person, and (iii) no Borrower has entered into any agreement to do any of the foregoing."

                2.9 Guarantor Information. Each Borrower will cause to be furnished, and each Guarantor shall deliver, to the Agent and each Bank:

                        (a) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of each Guarantor, an unaudited balance sheet of each Guarantor as of the end of each such fiscal quarter;

                        (b) as soon as available and in any event within 60 days after the end of each fiscal year of each of Licklider and Talla, a personal balance sheet of each such Guarantor as of the end of such fiscal year;

                        (c) as soon as available and in any event within 120 days after the end of each fiscal year of MDP, an audited balance sheet of MDP as of the end of such fiscal year and the related income statements and cash flow statements of MDP for such fiscal year, setting forth in comparative form the corresponding figures for its previous fiscal year, all in reasonable detail. Such balance sheets and statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and such balance sheet and statements shall be accompanied by a report and unqualified opinion of independent public accountants of recognized standing selected by MDP and reasonably satisfactory to the Requisite Banks (Ernst & Young, LLP being hereby approved by the Requisite Banks as satisfactory), which report and opinion shall be prepared in accordance with generally accepted auditing principles as at such date, and



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shall be subject only to such qualifications and exceptions as are acceptable to the Requisite Banks in the exercise of their reasonable discretion; and

                        (d) as soon as available and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of the U.S. federal income tax returns of each Guarantor.

                2.10 Guarantors Liquidity Requirement. So long as any Loan remains unpaid or any Obligation remains unpaid or unperformed, any indebtedness owning in connection therewith remains unpaid or any portion of the Commitment remains outstanding, (a) Guarantors, as a group, shall maintain not less than SIX MILLION DOLLARS ($6,000,000) in aggregate cash, Cash Equivalents, and marketable securities and bonds (excluding any securities and bonds issued by the Borrowers or their Affiliates) . Each Borrower and Guarantor acknowledges and agrees that a breach of this Section 2.9 by Guarantors shall constitute an Event of Default under the Loan Agreement and each Guaranty permitting the Agent and the Bank to exercise all available remedies under Section 9.2 of the Loan Agreement and under the Guaranties.

                3. General Amendment. Effective as of the Effective Date, the Loan Agreement and all other Loan Documents are hereby amended to the further extent required to give effect to the terms and conditions of the amendments to the Loan Agreement effected pursuant to Section 2 above.

                4. Full Force and Effect. Effective as of the Effective Date, each of the Loan Documents is hereby amended such that all references to the Loan Agreement contained in any such documents shall be deemed to be references to the Loan Agreement, as amended by this Amendment. Except as amended hereby, the Loan Agreement and the other Loan Documents shall remain unaltered and in full force and effect.

                5. Conditions Precedent. The satisfaction of the following shall be conditions precedent for the benefit of the Agent and the Banks to the effectiveness of this Amendment:

                        5.1 Reaffirmation of Intercreditor Agreement. The Agent shall have received a Reaffirmation of Intercreditor Agreement in the form of Exhibit "A" to this Amendment duly executed by each of the parties to the same.

                        5.2 Corporate Documents. The Agent shall have received
(a) a certificate of an officer of each Borrower to the effect that such Borrower is in compliance in all material respects with all material requirements of applicable law; (b) a certificate of the chief financial officer of each Borrower stating that, after giving effect to the modifications to the Loan Agreement effected herein, as of the Effective Date no Default or Event of Default shall have occurred and be continuing on the Effective Date; and (c) such additional approvals, documents and other information, in form and substance satisfactory to the Agent, as the Agent may reasonably request.



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                        5.3 Bank Expenses. All legal fees, costs and other
expenses which the Agent and the Bank have incurred in connection with this Amendment as of the Effective Date but which have not previously been reimbursed by Borrowers shall have been so reimbursed by Borrowers.

                        5.4 Guaranty. The Agent shall have received a Guaranty in the form of Exhibit B to this Amendment duly executed by each of Licklider, Talla and MDP.

                6. Representations and Warranties. Each Borrower hereby represents and warrants to the Agent and the Banks that, except as set forth in this Section 6, each representation and warranty made by it in Article IV of the Loan Agreement and each representation and warranty made by it in each other Loan Document, in each case as updated in connection with the First Amendment and Second Amendment, is true and correct on and as of the Effective Date as though made as of the Effective Date, except to the extent such representations and warranties relate solely to an earlier date. Notwithstanding the foregoing:

                        (a) In lieu of reaffirming the representations and warranties contained in Section 4.6 of the Loan Agreement, Borrowers hereby represent, warrant and covenant that Borrowers and their Subsidiaries do not have any material liability or material contingent liability not reflected in the financial statements contained in the Form 10-Q of The Sports Club Company, Inc. filed with the SEC for the fiscal quarter ended March 31, 2001 (the "March 31, 2001 10-Q") and that there has been no material adverse change in the business, operations or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, since March 31, 2001.

                        (b) In lieu of reaffirming the representations and warranties contained in Section 4.10 of the Loan Agreement, Borrowers represent, warrant and covenant that, except for (i) the matters set forth in Schedule 4.10 to the Loan Agreement, (ii) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, or (iii) any matter, or series of related matters, involving a threatened claim against Borrowers of less than $100,000, there are no actions, suits or proceedings pending or, to the best knowledge of Borrowers, threatened against or affecting Borrowers or any of their Subsidiaries or any Property of any of them in any court of Law or before any Governmental Agency not reflected in the March 31, 2001 10-Q.

                        (c) In lieu of reaffirming the representations and warranties contained in Section 4.12 of the Loan Agreement, Borrowers represent, warrant and covenant that no event has occurred and is continuing that is a Default, other than the Default waived pursuant to Section 7 below.

                        (d) In lieu of reaffirming the representations and warranties contained in Section 4.17 of the Loan Agreement, Borrowers represent, warrant and covenant that the financial projections dated April, 2001, heretofore delivered to the



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Agent are based on facts known to Borrowers and on assumptions that are reasonable and consistent with such facts. To the best knowledge of Borrowers, no material fact or assumption is omitted as a basis for such projections, and such projections are reasonably based on such facts and assumptions. Nothing is this Section (d) shall be construed as a representation that such projections in fact will be achieved.

                7. Waiver of Minimum Interest Coverage Ratio. Effective as of the Effective Date, the Agent and the Banks hereby waive the requirement that the Borrowers comply with Section 6.15 of the Loan Agreement with respect to the fiscal quarters ended September 30, 2000, December 31, 2000 and March 31, 2001. This waiver is strictly limited as provided above and shall not extend to any fiscal quarter other than that ended September 30, 2000, December 31, 2000 and March 31, 2001 or to any other matter or transaction, other than the express waiver reflected in the immediately preceding sentence. Except for the matter waived in that sentence or as otherwise amended by this Amendment, all terms an conditions set forth in the Loan Agreement and the other Loan Documents are unchanged and remain in full force and effect. Each of the Agent and the Bank reserve all of its powers, rights, remedies, claims, causes of action, defenses and privileges under or in respect of the Loan Agreement and the other Loan Documents. Each of the Borrowers acknowledges that neither the consent reflected in this Section 7 nor the Agent's or the Bank's present awareness of the existence of any Default or Event of Default: (a) imposes any obligation on the Agent or any Bank to defer the enforcement of its powers, rights, remedies, claims, causes of action, defenses or privileges under the Loan Agreement or any of the Loan Documents, such enforcement action to be taken in the sole discretion of the Agent and/or the Banks, as the case may be, when it or they determine that is appropriate to do so; or (b) shall affect or diminish any Borrower's obligation to comply with any other term or provision of the Loan Agreement or any of the Loan Documents.

                8. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute but one and the same instrument.

                9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.


        [Remainder of page intentionally left blank; signatures follow]



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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

BORROWERS:


THE SPORTS CLUB COMPANY, INC.
a Delaware corporation


By: /s/ Rex A. Licklider
    -------------------------------
    Rex A. Licklider
    Its: Co-Chief Executive Officer

PONTIUS REALTY, INC.                      LA/IRVINE SPORTS CLUBS, LTD.
a California corporation                  a California limited partnership

                                          By:   Sports Club, Inc. of California,
                                                general partner
By: /s/ Lois Barberio
    -------------------------------
    Lois Barberio
    Its: Secretary
                                          By    /s/ Rex A. Licklider
                                                --------------------------------
                                                Rex A. Licklider
                                                Its: Chief Executive Officer
                                                     and President

SPORTS CLUB, INC. OF CALIFORNIA           TALLA NEW YORK, INC.,
a California corporation                  a New York corporation


By: /s/ Rex A. Licklider                  By:   /s/ Rex A. Licklider
    -------------------------------             --------------------------------
    Rex A. Licklider                            Rex A. Licklider
    Its: Chief Executive Officer                Its: President
         And President


IRVINE SPORTS CLUB, INC.                  SCC NEVADA, INC.,
a California corporation                  a Nevada corporation,


By: /s/ Rex A. Licklider                  By:   /s/ Rex A. Licklider
    -------------------------------             --------------------------------
    Rex A. Licklider                            Rex A. Licklider
    Its: Chief Executive Officer and            Its: President
         President



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THE SPORTSMED COMPANY, INC.,
a California corporation


By:  /s/ Rex A. Licklider
    -----------------------------------
     Rex A. Licklider
     Its: Chief Executive Officer and
          President


SCC SPORTS CLUB, INC.,
a Texas corporation


By:  /s/ Rex A. Licklider
    -----------------------------------
     Rex A. Licklider
     Its: President


HFA SERVICES, INC.
a California corporation,


By:  /s/ Rex A. Licklider
    -----------------------------------
     Rex A. Licklider
     Its: Chief Executive Officer and
          President


NY SPORTS CLUB, INC.
a Delaware corporation


By:  /s/ Lois Barberio
    -----------------------------------
     Lois Barberio
     Its: Secretary


SF SPORTS CLUB, INC.,
a Delaware corporation,


By:  /s/ Lois Barberio
    -----------------------------------
     Lois Barberio
     Its: Secretary



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WASHINGTON D.C. SPORTS CLUB, INC.
a Delaware corporation,


By:  /s/ Lois Barberio
    -----------------------------------
     Lois Barberio
     Its: Secretary

AGENT:

COMERICA BANK-CALIFORNIA,
a California banking corporation, as Agent


By:  /s/ William Phillips
    -----------------------------------
     William Phillips
     Vice President


COMERICA BANK-CALIFORNIA
a California banking corporation


By:  /s/ William Phillips
    -----------------------------------
     William Phillips
     Vice President



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AGREED AND ACCEPTED WITH RESPECT TO SECTIONS 2.9 AND 2.10 OF THIS AMENDMENT:

GUARANTORS


/s/ Rex Licklider
---------------------------------------
Rex Licklider


/s/ Michael Talla
---------------------------------------
Michael Talla



MDP VENTURES, II, LLC, a
New York limited liability company

By:  /S/ Brian J. Collins
     ----------------------------------
Its: Vice President
     ----------------------------------